Exhibit 10-h
                           THE KINGSLEY COACH, INC.

                           10% CONVERTIBLE DEBENTURE

No. 2                Date of Issuance: September 22, 2003           $10,000

          THE KINGSLEY COACH, a Delaware corporation, (hereinafter called the "Company"), for value received, promises to pay Doug Thompson or registered assigns (the "Registered Holder" hereof) on the Due Date (defined herein), the principal amount of Ten Thousand Dollars ($10,000) in lawful money of the United States of America. Interest shall accrue on the principal balance outstanding from time to time at the rate of ten percent (10%) per annum, and shall be payable on the first day of each January, April, July and October after issuance.

          This Debenture is registered at the principal office of the Company.

          This Debenture is further subject to the following provisions.

          1. Due Date.

          1.1 Maturity Date. The "Maturity Date" will be February 28, 2004. If, however, on or prior to February 28, 2004 there is a prospectus which has been declared effective by the Securities and Exchange Commission, which would permit the public resale by the Registered Holder of the common stock he could acquire on conversion of the Debenture, then the Maturity Date will become September 30, 2006.

          1.2 Due Date. The "Due Date" will be a date set by the Registered Holder in a written notice to the Company. The Registered Holder may give the notice at any time after the Maturity Date. The Due Date shall not be less than sixty (60) days after the giving of notice.

          2.  Conversion.

          2.1  Voluntary Conversion.    Subject to the terms, conditions,
and restrictions of this Section 2, at any time after the Date of Issuance the Registered Holder shall have the right to convert all or part of the principal obligation under this Debenture into fully paid and non-assessable shares of common stock, $.00001 par value, of the Company
(the "Common Stock").    The "Conversion Price" initially shall be Thirty
Cents ($.30) per share, subject to adjustment as set forth below. Any fractional share which results from a conversion will be rounded to the nearest whole share.

          2.2 Conversion Notice. The Registered Holder may exercise his conversion right by giving a written notice of conversion (the "Conversion Notice") to the Company (x) by facsimile confirmed by a telephone call or
(y) by overnight delivery service, with a copy by facsimile to the Company's legal counsel, as designated by the Company from time to time.
If the entire principal balance of the Debenture is being converted, then the Registered Holder shall also surrender this Debenture to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Registered Holder.

          2.3 Issuance of Certificates; Time Conversion Effected. Promptly, but in no event more than five (5) Trading Days, after the receipt of the Conversion Notice referred to in Section 2.2 and surrender of the Debenture, if required, the Company shall cause to be issued and delivered to the Registered Holder, registered in such name or names as such Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Debenture has been converted. Such conversion shall be deemed to have been effected, and the Conversion Date shall be deemed to have occurred, on the date on which the Conversion Notice and the Debenture shall have been received by the Company. The rights of the holder of the Debenture (other than the right to receive accrued interest on the next payment date) shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws.

          2.4 Adjustment to Conversion Price. In order to prevent dilution of the rights granted under this Debenture, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2.4.

          2.4.1  Adjustment of Conversion Price upon Issuance of
Common Stock. If the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than shares of Common Stock deemed to have been issued by the Company in connection with Approved Issuances (as defined below)) for a consideration per share less than the Conversion Price, as in effect immediately prior to such time, then immediately after such issue or sale, the Conversion Price shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such issue or sale and (y) the quotient determined by dividing (1) the sum of (I) the product of the Conversion Price and the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, and (II) the consideration, if any, received by the Company upon such issue or sale by (2) the product of
(I) the Conversion Price and (II) the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale. For purposes of determining the adjusted Conversion Price under this Subsection 2.4.1, the following shall be applicable:

             (A) Issuance of Options or Convertible Securities. If the Company grants any rights or options to subscribe for or to purchase Common Stock or securities convertible into Common Stock (other than in connection with an Approved Issuance) or grants any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Subsection 2.4.1(A) to the extent that such adjustment is based solely on the fact that the Convertible Securities are convertible into or exchangeable for Common Stock at a price that varies with the market price of the Common Stock.

             (B) Certain Definitions. For purposes of determining the adjusted Conversion Price under this Subsection 2.4.1, the following terms have meanings set forth below:

               (I) "Approved Issuances" shall mean (i) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, or (ii) the issuance of securities upon the conversion of the Company's Series A Convertible Preferred Stock, whether now outstanding or hereafter issued, or (iii) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option plan, restricted stock plan, stock purchase plan or other plan or written compensation contract for the benefit of the Company's employees, directors or consultants in effect on the date hereof or hereafter adopted, up to a maximum of 4,000,000 shares to be deemed Approved Issuances.

               (II) "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Subsection 2.4.1(A) hereof regardless of whether the Options or Convertible Securities are actually exercisable or convertible at such time, but excluding any shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock or any 10% Convertible Debenture..

          2.4.2 Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

          2.5 Mandatory Conversion. In the event that the closing bid price for the Common Stock on its principal trading market equals or exceeds the Conversion Trigger for five consecutive trading days, then on the next business day the principal balance of the Debenture will automatically convert into Common Stock at the Conversion Rate determined in accordance with Section 2.1. The "Conversion Trigger" will be equal to
(i) the Conversion Price plus (ii) thirty-five cents ($.35). Upon the occurrence of such a conversion, the Company will give written notice to the Registered Holder. The Registered Holder shall thereupon surrender the Debenture, duly endorsed for cancellation, to the Company. Upon receipt of the Debenture, the Company shall issue a certificate for the Common Stock into which the shares represented by the Debenture have converted.

          3. Restrictive Covenant. Prior to the Maturity Date, the Company shall not effect any of the "Restricted Actions" set forth below without the joint consent of the holders of all 10% Convertible Debentures then outstanding and the holders of Series A Convertible Preferred Stock then outstanding. Such joint consent will be deemed obtained if the holders of a majority of the "Aggregate Interest" give written approval of the action. The "Aggregate Interest" shall determined by allocating one unit to each Dollar in principal amount of a 10% Convertible Debenture and one unit to each share of Series A Convertible Preferred Stock. The "Restricted Actions" are:

             a. any sale by the Company of substantially all of its assets, or a merger or consolidation in which the shareholders of the Company prior to the transaction own less than fifty percent of the outstanding capital stock of the surviving entity;

             b. adoption of a plan for the liquidation, winding up, or dissolution of the Company; and

             c. purchase by the Company of any shares of its Common Stock on the public market or otherwise.

          4. Prepayment.

          4.1 The Company shall have the right to prepay the principal amount of the Debenture, in whole but not in part. Upon prepayment, the Company will pay, in addition to principal and accrued interest, a prepayment premium equal to fourteen percent (14%) of the principal and accrued interest. The Company must give the Registered Holder at least thirty (30) days prior written notice of any prepayment, which notice shall specify the date on this prepayment shall be made.

          4.2 During the period after the Company gives notice of prepayment but prior to the date on which prepayment is made, the right of the Registered Holder to convert the principal amount of the Debenture pursuant to Section 2 hereof shall remain in effect. During that period, however, the Conversion Price shall be the lesser of (a) the Conversion Price determined in accordance with Section 2.1 or (b) a price equal to 75% of the average closing bid price for the five trading days preceding the date on which the notice of prepayment is given.

          5. Stock to be Reserved. The Company has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of this Debenture, assuming immediate conversion pursuant to
Section 2. The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of the Debenture as herein provided, such number of shares of Common Stock as shall then be issuable upon such conversion. The Company covenants that all shares of Common Stock that shall be so issued shall be duly and validly issued, fully paid and non-assessable. The Company will take all such action as may be so taken without violation of any applicable law or regulation to have a sufficient number of authorized but unissued shares of Common Stock to issue upon conversion of the Debenture. The Company will not take any action which results in any adjustment of the conversion rights if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Debenture would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation.

          6. Miscellaneous.

          6.1 Notice to the Company. For purposes of this Debenture, any notice or other communication to be made by the Registered Holder shall be deemed given when delivered by hand or one business day after tender to an overnight courier with a national reputation addressed to the Company at its principal office as follows, unless otherwise designated by the
Company:

             The Kingsley Coach, Inc.
             180 U.S. Route 522
             Middleburg, PA 17842
             Attention: Ralph Dickenson, Chairman

          6.2 Notice to Registered Holder. When this Debenture provides for notice to the Registered Holder, such notice shall be deemed given when delivered by hand or one business day after tender to an overnight courier with a national reputation addressed to the Registered Holder, at such Holder's address as it appears in the Debenture Register.

          6.3  Notice of Certain Events.  In case at any time:

          (a) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

          (b) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, then, in any one or more of such cases, the Company shall give to the Registered Holder at least twenty (20) Trading Days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights. Such notice shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto.

          6.4 Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

                                     THE KINGSLEY COACH, INC.



                                     By: /s/ Ralph Dickenson
                                     ---------------------------------
                                     Ralph Dickenson, Chief Executive
                                      Officer